Amendment to Distribution Agreement

This amendment (the “Amendment”), effective as of the date first written below, is made by and among Red Gate Advisers, LLC, a Pennsylvania limited liability company (the “Adviser”), The RBB Fund, Inc., a Maryland corporation (the “Company”), and Vigilant Distributors, LLC, a Pennsylvania limited liability company (“Vigilant Distributors”) (collectively the “Parties”).

WHEREAS, the Parties entered into a Distribution Agreement dated March 4, 2021 (the “Agreement”) in which the Company appointed Vigilant Distributors as its agent for the sale and distribution of the fund(s) described in Exhibit A of the Agreement (“Exhibit A”); and

WHEREAS, the Company desires to appoint Vigilant Distributors as agent for the sale and distribution of additional funds.

NOW THEREFORE, the Parties hereby agree that Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

All terms and conditions of the Agreement not specifically amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their authorized signatories as of the date first written below.

RED GATE ADVISERS, LLC		THE RBB FUND, Inc.

By:	/s/ John Brett	By:	/s/ James Shaw
Name:	John Brett	Name:	James Shaw
Title:	President	Title:	Chief Financial Officer
Date:	July 22, 2021	Date:

VIGILANT DISTRIBUTORS, LLC

By:	/s/ Patrick Chism
Name:	Patrick Chism
Title:	Chief Executive Officer
Date:	7-22-2021

Amended Exhibit A

to the

Distribution Agreement

Fund Names

Separate Series of The RBB Fund, Inc.

Name of Series

Stance Equity ESG Large Cap Core ETF

DriveWealth Power Saver ETF

DriveWealth Steady Saver ETF